Exhibit 10.2

Information in this document marked with “^^” has been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to a request for confidential treatment.

DISTRIBUTION AGREEMENT

This Distribution Agreement (hereby: “Agreement”) is entered into on January 24, 2010 by and between, Nilimedix Ltd., based in 3 HaSadna Street, TIRAT HaKARMEL, ISRAEL (Including G-Sense Ltd. And Medx-set Ltd), represented by its VP Marketing and Business Development, (hereinafter: “Nilimedix” or “Company”); and Asesores en Tecnologia Medica Especializada, S. C. based in Tabasco 294-302, Col. Roma, Mexico, D. F. CP 06700 Mexico (hereinafter: “Distributor”) (for the purpose of this Agreement each of Nilimedix and the Distributor may sometimes be referred to as a “Party” and collectively the “Parties”)

Whereas, Parties have agreed that Distributor will purchase and resell the Products, as such term is defined hereunder, as an exclusive and independent dealer in the Territory, as such term is defined hereunder; And,

Whereas, in light of their mutual understandings the Parties herewith wish to set forth their mutual relationship in writing under this Agreement,

NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

1.	Term

1.1	The term of this agreement shall commence upon the making of an initial order by the Distributor shall stay in effect unless earlier terminated for ^^ years thereafter, and shall be automatically renewed for ^^ years and annually thereafter, unless a Party notifies the other Party in writing at least ^^ months in advance of its intention not to renew the agreement

1.2	Previous agreements between Distributor and Nilimedix will become void upon signing of this Agreement.

2	Operations and Expenses.

2.1	The detailed operations of Distributor under this Agreement are subject to the sole control and management of Distributor. Distributor shall be responsible for all of its own employees and expenses, including, without limitation, postage, cable expenses, shipping, insurance, financing, and costs of complying with the exportation or importation of the Products. Distributor shall provide, at its own expense, such office space and facilities, hire and train such personnel, and maintain sufficient capital or credit as may be required to carry out its obligations under this Agreement Distributor agrees that it shall incur no expense chargeable to Company, except as may be specifically authorized in advance and in writing by Company.

Sub-Distributors.

2.2.

Distributor may appoint sub-distributors, sub-agents or other persons (collectively “Sub-distributors”) to perform its obligations under this Agreement, but only upon the prior written consent of Company. Distributor agrees that it will obligate all Sub-distributors to be bound by all the same terms, conditions and restrictions to which Distributor is bound under this Agreement, and Distributor agrees to cause all Sub-distributors to comply with such terms, conditions and restrictions. In no event shall any Sub-distributor be approved for a duration that is longer than the initial expiration date of this Agreement. Upon termination or expiration of this Agreement Distributor will cause all agreements concerning the Products it may have with Sub-distributors to be simultaneously terminated, without any claim or recourse against Company. Nothing contained in this Agreement shall be construed to create any relationship whatsoever between Company and any Sub-distributor, Company shall have no obligation to such Sub-distributors under this Agreement and all of Company’s obligations under this Agreement shall be only to Distributor. Distributor shall advise all Sub-distributors in writing that Company has no obligations to such Sub-distributors.

^^

3.2	In the event that Section 6.1 of this Agreement is determined to be unenforceable under applicable law, Distributor’s appointment under Section 4 of this Agreement shall automatically be converted to a non-exclusive appointment.

4	Exclusivity

4.1	Subject to the fulfilment of the terms set forth in this Agreement by the Distributor during the Term of this Agreement the Distributor shall be granted an exclusive right to purchase and sell the Products and, Nilimedix shall not grant any other party a right to sell the Products listed in article 6, in and to the Territory.

4.2	The Parties shall agree on a yearly sales target as described in appendix I (hereby: “Sales Target”). Failure to reach the Sales Target shall entitle Nilimedix with the right to, 1) the immediate termination of this Agreement without necessity of giving any notice, and/or the termination of the Distributors exclusivity.

4.3	Sales Target shall be re-negotiated and mutually agreed upon by the Parties on a yearly basis provided however such Sale Targets shall be at least equal to the Sale Target or the actual purchase volume of the previous year, whichever is higher.

5	Territory

5.1	The territory assigned to Distributor is The Country of Mexico.

5.2	Distributor agrees not to solicit sales of products outside the territory.

5.3	Distributor agrees not to solicit sales of any product to customers outside the designated Territory, whether via mail order, via the Internet or otherwise. Nilimedix however agrees not to knowingly sell to any other company or individual in Distributor’s territory even if such company buys through other office.

5.4	Distributor shall immediately inform the Company of any request and/or purchase order received by the Distributor and which was made from outside the Territory so that the Company may refer such request and/or purchaser order to its designated distributor from which territory such request and/or purchaser order was received

5.5	In the event Distributor fails to inform Company of a request and/or purchase order as described in article 5.3 above, or in the event of a sale made by the Distributor outside the Territory, without the prior written authorization of the Company. Distributor shall indemnify Company from any and all claims which may be brought up against the Company and/or expenses, including legal fees. incurred by the Company in light of such failure to inform and/or sales outside the Territory made by the Distributor.

5.6	For the avoidance of doubt it is hereby clarified and agreed by the Parties that in the event of a breach by a third party, of the exclusivity granted to the Distributor by the Company, the Company shall not be responsible to undertake the prosecution against such offender, and the Distributor shall have sole responsibility to undertake legal action against such offender without entitling the Distributor to any compensation from, nor with a right of deduction towards, the Company. However upon notification from the Distributor to the company of such a breach. the company will cease sales to the breaching party until the issue is being clarified.

6	Products

6.1	Nilimedix commits to sell for resale and distribution in the territory the following products: 1) ADI SCII system, 2) Combined dedicated cartridge and infusion set for ADI as well as specific inserter mechanism for same, 3) Universal infusion set, this last one in exclusivity under the Nilimedix trademark but could be sold to a third party under OEM private labelling, (Collectively: “Products”).

6.2	Nilimedix will favourably consider including future products, when available, in this Agreement, subject to satisfying performance by the Distributor with existing product line and Sales Target’s. Distributor will have the right of first refusal on such future products.

7	Orders

7.1	Purchase orders will be placed in writing (hereby “Purchase Order”).

7.2	Nilimedix shall maintain the right to reject or alter any Purchase Order, in writing within seven working days from receiving of said order, any such rejection and/or alterations shall not cause any harm to Nilimedix nor shall it entitle the Distributor to any relief

7.3	Any Purchase Order delivered to Nilimedix shall be binding towards the Distributor and shall become binding towards Nilimedix upon the later of Nilimedix acceptance in writing of such Purchaser Order, or until delivery to the Distributor takes place.

7.4	Purchase Orders will not include any terms or conditions contradicting the terms specified in this Agreement – in case of contradiction – the Purchaser Order will remain valid but the Agreement terms will prevail.

8	Prices and payment terms

8.1	Prices specified in Appendix I to this agreement may be adjusted from time to time by Nilimedix with 6 month advanced notice to the Distributor.

8.2	Terms of payment shall be as set forth in the payment schedule attached hereto as Annex I to this Agreement (hereby : “Payment Schedule”) and shall include an advance payment equal to ^^ % of the first Purchase Order which shall be delivered by the Distributor to Nilimedix by wire transfer and the rest , in accordance to the Payment Schedule by wire transfer to the Nilimedix bank account:

^^	Account Number: ^^

Swift Code/BIC/TID- ^^

Routing Number: ^^

IBEN ^^

8.3	Distributor shall be in default without further notice if payment is not received on time.

8.4	Unpaid invoice shall accrue daily interest at a rate of % per month. The Distributor shall also indemnify Nilimedix for any and all expenses incurred by Nilimedix with respect to any failed and/or late payment without limitation such expenses shall include among others attorney’s fees

8.5	^^

^^

10	Trademarks and commercial names

10.1	Nilimedix grants Distributor the right of use of related trademarks and product names for Products in the Territory.

10.2	Distributor recognises that any trademarks, trade names, designs, copyrights and other proprietary rights, used on or embodied in the products (Proprietary Rights) shall remain the exclusive property of Nilimedix. Upon termination of this agreement, Distributor shall cease using in any way the Nilimedix name or any of its product names or any other proprietary rights or any material similar thereto.

11	Support

11.1	Distributor will provide an acceptable level of product-support, without limitation, technical and educational support service at all times for answering questions or encountering problems on an immediate basis.

11.2	Distributor will take part in trainings, workshops, etc’ provided by Nilimedix.

11.3	Nilimedix may provide marketing and training material, upon its sole discretion to assist Distributor’s marketing activities, such as seminars, exhibitions and conferences.

11.4	Distributor shall at all times hold sufficient inventory of the Product and its accessories in order to be able to provide sufficient sales quantity, support and/or product replacement in case of malfunction of any of the Products.

12	Warranty and Repair

12.1	Subject to the terms of article 18 herein, defective products can be returned to Nilimedix during warranty period of such product after a Return Material Authorisation (RMA) -number is assigned by Nilimedix.

12.2	Subject to article 12.3 freight charges for returned defective Products would be borne by Nilimedix

12.3	In case a product is defective the Distributor may return such defective products to Nilimedix subject that returned defective products shall only be accepted when, a serial numbers inventory and a short description of the failure resulting in returning the product accompany the shipment

12.4	Distributor will follow Nilimedix procedures for Warranty Repair and Refurbishment as those will be updated from time to time.

13	Confidentiality

13.1	Parties agree to hold in trust and confidence the contents, terms and conditions of this agreement and agree not to disclose such to any third party.

13.2	Distributor agrees not to use or disclose to any third party without prior written consent by Nilimedix any information that may be disclosed to Distributor concerning Nilimedix or its products (proposed new products, pricing, business plans, customers, etc’) and vice versa.

14	Professional handling and Traceability

14.1	Distributor undertakes to devotedly and faithfully practice its assignment to promote and enhance the scope of Nilimedix products sales in the Territory.

14.2	Distributor undertakes to do its utmost in order to assure that Nilimedix products are only forwarded to suitable users who have been identified as capable of properly handling the device and only after successfully passing complete comprehensive user training by a competent tutor. It will be sufficient qualification for the distributor to sell products to a patient bearing a health care professional prescription for the devices.

14.3	Distributor undertakes to manage a support structure capable of educating end-users and providing them on-going follow-up customer service.

14.4	Distributor will be responsible to perform any local distributor activities dictated as a result of any regulatory requirement including but not limited to the CE or the MDD (Medical Device Directive).

14.5	Distributor undertakes to fulfil all legal and regulatory requirements in power within the distribution area and promptly update Nilimedix on any additional legislation or obligation concerning its products.

14.6	Distributor shall, at its sole expense, obtain any and all import licenses and governmental approvals that may be necessary to permit the sale by the Company and the purchase by the Distributor of the Products under the Agreement.

14.7	Distributor shall be responsible to ensure that all Products sold by it within the Territory bear all instructions, warnings and labels applicable to Products or desirable under laws, regulations or practices in the Territory. Nilimedix will be responsible for providing such instructions, labels and warning in the country official language.

14.8	Distributor shall be responsible for ensuring that all Products sold by it within the Territory comply with all health, safety, environmental and other standards, specifications and other requirements that may be imposed by local law, regulation or order additionally or in substitution to the EU law and/or US law, regulation or order which are applicable to the Products.

14.9	Under no circumstances shall Distributor alter any of the Products or remove, efface or obscure any labels thereon, except with the prior written consent of the Company.

14.10	Distributor shall follow all concerned regulatory requirements, including users’ database, traceability or product recall.

14.11	Distributor will properly administer database of end-users and product serial numbers for possible traceability.

14.12	Such database list will be made available upon request to Nilimedix that will keep concerned customer information strictly confidential and will refrain from contacting such customer unless mutually agreed otherwise.

14.13	Distributor shall hold quality records related to the Products for the life time of the Product and for a period not less than 7 years from the sale date. This will include the device and batch numbers linked to the final user.

14.14	Distributor shall cooperate with Nilimedix customer complaint policy as shall be provided and updated by Nilimedix from time to time.

14.15	Distributor shall comply with any investigation required by FDA Medical Device Reporting and the European Vigilance System.

15	Force Majeure

15.1	Neither party shall be liable if the performance of this agreement or if any obligation hereunder (except of due payments) is prevented restricted or interfered with by reason of fire or other casualty or accident, strikes or labour disputes, inability to procure raw materials, power or supplies, hurricanes, earthquakes, floods, or other acts of God, war or other causes beyond the reasonable control of either party.

15.2	In the case of force majeure, Nilimedix has the right to change any order in such a way that it can be fulfilled.

16	Liability

16.1	Nilimedix will not be held liable for damages of any kind to distributor (including loss of information, interruption of business, lost profits) not caused by gross negligence of Nilimedix.

16.2	The Nilimedix liability will be limited to a sum equal to ^^ % of the total payments for products ordered by Distributor in the most recent full calendar quarter preceding imposition of such liability.

16.3	Both parties agree to indemnify, defend and hold harmless each other for any claims, liabilities, actions, demands, losses, settlements amounts, judgements, damages or expenses (inclusive of attorney’s fees) made against the other party as a result of act or omission (negligence, misrepresentation, error, etcetera) of the party in default. Nilimedix warrants it owns all rights, patents etc’ of products sold to Distributor.

16.4	Limitation of Warranty. THE WARRANTIES AND CONDITIONS SET FORTH IN THE STANDARD WARRANTY ARE EXCLUSIVE AND IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES AND CONDITIONS WHATSOEVER, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE AND SATISFACTORY QUALITY. DISTRIBUTOR HEREBY WAIVES ANY RIGHTS THAT IT MIGHT OTHERWISE HAVE.

16.5	^^

17	Waiver

^^

17.2	Delay or omission on the part of Nilimedix requiring performance by the other party under this agreement shall not operate as a waiver of any provision, right or remedy under this agreement.

17.3	If Distributor shall at any time be overdue on payment, Nilimedix may delay shipment of products or cancel outstanding orders until Distributor is current on all payments.

18	Product Quality

18.1	Nilimedix undertakes responsibility for the products quality, not including damages incurred to the products due to an act and/or the negligence of the Distributor and/or anyone on his behalf after their delivery to the Distributor. Upon receipt of the products by the Distributor, the Distributor shall have the burden of proof regarding any damage to the quality of the products. It is made clear that the responsibly of the Distributor towards Nilimedix shall be responsibility according to any law.

18.2	Subject to article 18.1 above, in the event the Distributor finds that a product is defective then the Distributor may demand that Nilimedix shall replace such product with no extra charge to the Distributor.

18.3	The Distributor undertakes to notify Nilimedix immediately upon receipt of any demand and/or claim and/or compliant regarding a defective product so that Nilimedix can undertake the defence against such demand and/or claim and/or compliant.

^^

18.5	Notwithstanding the aforesaid, upon the delivery of the products to the Distributor, the Distributor shall bear sole responsibility for the maintenance and completeness of the products, including any break and/or damage and/or absence which may be incurred to the products.

18.6	The Distributor shall undertake an insurance policy which shall include coverage for any damages to the products, under a commonly accepted insurance policy, which may be incurred while the products are in his possession.

18.7	Notwithstanding the aforesaid in article 18.5, in case a hidden defect is discovered in any product which was not been able to be discovered by reasonable examination at the time the products were delivered to the Distributor, the Distributor may notify Nilimedix of such defect within 36 hours from its discovery, and Nilimedix shall replace such product within reasonable time.

19	Termination

^^

19.2	Nilimedix is entitled to terminate this agreement with immediate effect without further written notice if Distributor is insolvent, a petition in bankruptcy is filed, in case of liquidation or has made any assignment by operation of law or otherwise for the benefit of creditors.

20	Effect of termination

20.1	In case of termination Distributor’s appointment by Nilimedix shall immediately terminate and Distributor will cease using concerned trademarks and discontinue all representations as the Nilimedix Distributor.

20.2	Nilimedix shall be entitled to reject all or part of any orders received from the Distributor except for orders pending in regards to previously acquired/accepted commitments such as long term tenders.

20.3	Nilimedix shall be entitled to require Distributor’s performance of any outstanding orders notwithstanding the fact that delivery dates for such orders may extend beyond the effective date of termination.

20.4	Distributor shall submit Nilimedix within 10 days after the effective date of termination, a summary of the number of the respective products owned by Distributor, Nilimedix shall purchase any of such products from Distributor at landing cost at the distributor office in Mexico. These products should be in good condition in unopened original packaging.

Any termination will be without prejudice to any other remedy or right of Nilimedix under this agreement.

21	Ownership

21.1	Distributor acknowledges that the product, including the structure, sequence and organisation of the products and related documentation are proprietary to Nilimedix and that Nilimedix retains exclusive ownership of products, documentation and all proprietary rights associated with them. Distributor takes all reasonable measures to protect such Nilimedix proprietary rights and products, including patents, trademarks, copyrights trade names and secrets.

21.2	During the term of this agreement Distributor obtains a non-transferable right to use Nilimedix’s applicable trademarks to promote and market the Nilimedix products. Distributor will use his best efforts to promote and market the products.

22	Ownership Retention

22.1	Nilimedix retains the ownership of all products delivered to the Distributor to secure payment of all amounts due under this agreement. The ownership shall terminate upon receipt of payment in full of Nilimedix invoices.

22.2	If Distributor fails to pay any amount when due, Nilimedix will have the right to repossess and remove all or any part of the products, that haven’t been paid for. Any repossession or removal will be without prejudice to any other remedy or rights of Nilimedix under this agreement.

22.3	Furthermore, on Nilimedix’s first request Nilimedix shall have a right of pledge over the products in possession of Distributor in order to secure the prompt and full payment of the outstanding invoices. Nilimedix shall register this pledge as appropriate.

22.4	Any legal action of third parties to products mentioned in this article, are to be made known to Nilimedix at once.

22.5	Distributor agrees not to secure products which have not been paid for in full in its possession as collateral for the benefit of third parties.

23	Law

23.1	The law of the State of Israel shall exclusively be applicable to this agreement. The United Nation Convention on the Contracts for the Internationa] Sale of Goods (1980) is specifically excluded from application to this agreement.

23.2	Any controversy or claim arising between parties out of or relating to this agreement shall be judged only by the District Court of Tel-Aviv, Israel.

Date,        January 24, 2010

Place,

Nilimedix by:	Distributor By:

Name:	Carlos Vondernalde

Position:	Manager/Partner

Signature:

45\I\6\:Appendix I

^^